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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.   X  )*
                                           -----


                                 UroGen Corp.
         -------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
              ---------------------------------------------------
                        (Title of Class of Securities)

                                     None
                   -----------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 3 Pages

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-----------------------                                  ---------------------
  CUSIP NO. XXXXXXXXX                   13G                PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      PAYNE FAMILY TRUST DTD JAN 23, 85

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            459,059

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      459,059

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      TRUST

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 3 pages

                                                                         Page 3
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                  Schedule 13G
                   Under the Securities Exchange Act of 1934


Fee enclosed [_] or Amendment No. [_]

Item 1(a) Name of Issuer:
          URoGen Corp.

Item 1(b) Address of Issuer's Principal Executive Offices:


Item 2(a) Name of Person(s) Filing:
          PAYNE FAMILY TRUST DTD JAN 23, 85

Item 2(b) Address of Principal Business Office:
          DANA POINT, CA 92629

Item 2(c) Citizenship:  USA

Item 2(d) Title of Class of Securities:

Item 2(e) CUSIP Number:  917271 108

Item 3    The person(s) filing is(are):

          (b)  [_]  Bank as defined in Section 3(a)(6) of the Act.

          (e) [_] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

          (g)  [_]  Parent Holding Company in accordance with
                    Section 240.13d-1(b)(1)(ii)(G).

Item 4    Ownership

          (a) Amount Beneficially Owned: 459,059

          (b) Percent of Class:  7.7%

          (c) Number of shares as to which such person has:


Item 5    Ownership of 5% or Less of a Class:  0

Item 6    Ownership of More than 5% on Behalf of Another Person:  0

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company 0

Item 8    Identification and Classification of Members of the Group:  0

Item 9    Notice of Dissolution of the Group:  0

Item 10   Certification

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

          Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 21, 1997


Signature:   /s/ Errol Payne
             ----------------------------------------------

Name/Title:  Trustee
             ----------------------------------------------

             Payne Family Trust
             -----------------------------------------------

Date:  December 7, 1993


Signature:   /s/
             ----------------------------------------------

Name/Title:
             ----------------------------------------------


             ----------------------------------------------